Exhibit 10.55

Land Lease Contract

Leasor: Jian’ou Ouning District Administrative Office (hereinafter referred to as Party A)
Leasee: Jianou Lujian Foodstuff Co., Ltd. (hereinafter referred to as Party B)

The Parties to this Contract have, after friendly consultation on the provision of land plot for Party B to set up a factory, come to agree as follows:

I.	Location
The plot that Party B intends to lease lies in Beijinkeng of Shuixi Village, extending eastwards to National Highway 205, southwards and westwards to the front of Shuixi Village and northwards to the road at the foot of the hill.
II.	Total area:
The plot covers an area of about 30mu. The exact area shall be subject to the space as measured following the land leveling operation (See the attached drawing).
III.	Compensation
The rate of compensation for the plot stands at RMB 32,000yuan/mu, which includes crop compensation, relocation costs, land compensation fee and indemnification for demolishment of buildings located on the plot.
IV.	Settlement of Payment
Party B shall pay Party A 40% of the total price, or RMB 380,000 yuan within three (3) days following the execution hereof, another 40%, or RMB 380,000 yuan, upon completion of the land leveling work, and the rest of the contractual amount when Party B starts infrastructural construction. Party B shall also be responsible for the land approval expenses payable to the provincial land administration authority, at 1,000 yuan/mu when paying the rest of the amount due to Party A.
V.
Upon Party B’s paying 40% of the total land lease price, Party A shall start clearing the plot contemplated herein, and hand it to Party B for land leveling operation. In the event of any dispute about the boundary of the plot, Party A shall be held solely liable.

VI.	Party A shall be solely responsible for the deforestation of patches of state-owned woods in the plot.
VII.	The ownership of the leased plot shall rest with the State, while the tenure belongs to Party B.
VIII.
Party A shall help Party B obtain needed approval and permits in relation to land use and engineering planning, and use reasonable efforts to help Party B receive applicable preferential treatment introduced by the local authority, with Party B responsible for all required charges.

IX.
Party B shall comply with applicable rules and regulations promulgated by the land, construction, environmental protection and fire control administrations when proceeding with infrastructure construction on the plot. The boundary wall adjacent to National Highway 205 shall be segmented with perspective walls. The building intervals shall be 1:1 and the vegetation coverage shall be over 30%.

X.	Liability for breach of Contract
Either Party in breach hereof shall be liable for a liquidated damage at 10% of the total contractual price to the other Party.
XI.	The contract shall come into force upon execution by the legal representative of both Parties.
XII	The contract shall be executed in six counterparts, with either party and the Land Administration of Jian’ou holding two copies each.

Party A:                          Party B:
Legal representative:                Legal representative:
Date: August 16, 2002               Date: August 16, 2002